Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MATHEW SMITH,

ROBIN SMITH,

KENNETH KNOLL,

THOSE ADDITIONAL SELLERS LISTED ON EXHIBIT A

and

CRAWFORD INNOVATIVE VENTURES, LLC

dated as of

December 6, 2016

Exhibits

Exhibit A	Sellers Purchased Interests and Pro Rata Percentage
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Estimated Closing Statement
Exhibit D	Form of Assignment
Exhibit E	Form of Working Capital Note

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 6, 2016, is entered into by and among MATHEW SMITH, an individual resident of the state of Oklahoma, ROBIN SMITH, an individual resident of the state of Oklahoma, KENNETH KNOLL, an individual resident of the state of Oklahoma and THOSE ADDITIONAL SELLERS LISTED ON EXHIBIT A HERETO (collectively with Mathew Smith, Robin Smith and Kenneth Knoll, “Sellers”) and CRAWFORD INNOVATIVE VENTURES, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests (the “Membership Interests”), in WeGoLook, LLC, an Oklahoma limited liability company (the “Company”); and

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the Membership Interests set forth opposite to his, her or its name on Exhibit A hereto, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Adjustment Escrow Amount” means an amount equal to $250,000.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignment” has the meaning set forth in Section 2.04(b)(i).

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Atlanta, Georgia are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer Insurance Policy” means that certain Representation and Warranty Insurance Policy, to be issued by a reputable insurance company, in favor of Buyer with respect to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claim” has the meaning set forth in Section 6.10.

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Indebtedness” means the Indebtedness as of 12:01 a.m. central time on the Closing Date.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, but excluding any shrink-wrap, click-wrap, terms of use, terms of service or other similar agreements, licenses, subscriptions, and arrangements for commercially available software, tools, or technology.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, and prepaid expenses, but excluding, (a) deferred Tax assets and (b) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, including payroll accruals, and customer refund liability but excluding (a) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (b) deferred Tax liabilities, (c) income Taxes and (d) Indebtedness, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Dispute” has the meaning set forth in Section 11.14.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Buyer, Sellers’ Representative and the Escrow Agent, attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to $1,800,000.

“Escrow Disbursement Date” has the meaning set forth in Section 9.12.

“Escrow Fund” has the meaning given to such term in the Escrow Agreement.

“Estimated Closing Statement” has the meaning set forth in Section 2.03.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03.

“Estimated Indebtedness” has the meaning set forth in Section 2.03.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital as set forth on the Estimated Closing Statement.

“Existing Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement, dated October 8, 2014, by and among the Company and Mathew Smith, Robin Smith, i2E Accelerate Oklahoma, LLC, Oklahoma Seed Capital Fund, LLC, John Karl Baldischwiler, Angel Investing Group, LLLP, John Gibbs, Max Doleh, Kenneth Knoll, and Angel Capital Entrepreneur Fund 2, LLC, as amended by that certain First Amendment to the Amended and Restated Limited Liability Company Operating Agreement, dated September 30, 2015 and that certain Second Amendment to the Amended and Restated Limited Liability Company Operating Agreement, dated July 7, 2016.

“Final Closing Statement” has the meaning set forth in Section 2.05(b).

“Financial Statements” has the meaning set forth in Section 4.05.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.01, Section 3.03, Section 3.05, Section 4.01, Section 4.02, Section 4.03, Section 4.11, Section 5.01, Section 5.03, and Section 5.04.

“Funds Flow Memorandum” has the meaning set forth in Section 8.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of the Company (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course), (d) under capital leases, (c) by which the Company assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent, (f) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person, (g) for income Taxes, (h) for any pension obligations, and (i) for Seller Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.05(c).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, trade secrets, business and technical information and know-how, databases, data collections, formulae, algorithms, procedures, methods, techniques, ideas, research and development and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Kenneth Fraser and Dalerick Carden, after reasonable inquiry.

“Knowledge of the Company or Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of the Principals, after reasonable inquiry.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of such Seller, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement; or (v) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in .

“Membership Interests” has the meaning set forth in the recitals.

“Net Working Capital” means (a) Current Assets, less (b) Current Liabilities, determined in accordance with Schedule 1.1, as of the open of business on the Closing Date.

“Net Working Capital Deficit” means the amount by which the Estimated Closing Working Capital is greater than the Closing Working Capital set forth in the Final Closing Statement.

“Note Holder” means each Person, other than the Company, who is a party to that certain Convertible Promissory Note Purchase Agreement, dated as of July 7, 2016, among the Company, Oklahoma Seed Capital Fund, LLC and the other parties named therein.

“Notice of Disagreement” has the meaning set forth in Section 2.05(b).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means (a) Encumbrances for Taxes or governmental assessments, charges, or claims the payment of which is not yet due or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (b) Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business; or (c) with respect to Real Property, recorded easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions (including zoning or deed restrictions), charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preliminary Closing Statement” has the meaning set forth in Section 2.05(a).

“Principal” shall mean each of Robin Smith, Mathew Smith and Kenneth Knoll.

“Prior Financial Statements” has the meaning set forth in Section 4.05.

“Privileged Communication” has the meaning set forth in Section 11.14.

“Pro Rata Percentage” means, for each Seller, the percentage set forth next to each Seller’s name on Exhibit A hereto.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Interests” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Related Party” has the meaning set forth in Section 4.22.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” has the meaning set forth in Section 5.03.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Transaction Expenses” means the legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Company or Sellers, including without limitation (i) any fees and expenses payable under the terms of any agreement with any Company executive, to the extent not paid at or prior to the Closing by the Company or Sellers, in connection with the transactions contemplated by this Agreement and (ii) 50% of the total premiums, broker and underwriter fees and taxes payable with respect to the Buyer Insurance Policy, but not to exceed $200,000.

“Sellers’ Counsel” has the meaning set forth in Section 11.14.

“Selling Fund” means each of, i2E Accelerate Oklahoma, LLC, Oklahoma Seed Capital Fund, LLC, Angel Investing Group, LLLP, and Angel Capital Entrepreneur Fund 2, LLC.

“Smith” has the meaning set forth in Section 11.13.

“Straddle Period” has the meaning set forth in Section 7.04.

“Target Working Capital” means $125,000, of which $100,000 must be in cash.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, unclaimed property or escheat payments, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means any Governmental Authority which may impose, assess, collect or administer the Laws related to Taxes.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement, the Assignment, the Escrow Agreement, and the Non-Competition Agreements.

“Union” has the meaning set forth in Section 4.19(b).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, all of such

Seller’s right, title and interest in and to the number of Membership Interests set opposite of such Seller’s name on Exhibit A hereto (collectively, the “Purchased Interests”), free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. Subject to adjustment pursuant to Section 2.05, the aggregate purchase price for the Purchased Interest (the “Purchase Price”) shall be an amount equal to:

(a) $36,125,000;

(b) minus the Estimated Net Working Capital Deficit, if any;

(c) minus the Estimated Indebtedness, if any.

Section 2.03 Closing Date Statement. Not less than four (4) Business Days prior to the Closing Date, the Sellers shall deliver to Buyer a certificate substantially in the form set forth in Exhibit C (the “Estimated Closing Statement”), signed by the Sellers’ Representative, which sets forth (i) the Company’s good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Closing Working Capital”), and the Estimated Net Working Capital Deficit, if applicable, and (ii) the Company’s good faith estimate of the Closing Indebtedness (the “Estimated Indebtedness”), which sets forth all elements of the Estimated Indebtedness including (A) by lender or other party, the amount owed to each such party as of the Closing Date as set forth in the Payoff Letters together with the wiring instructions of each such lender or other party and (B) regarding Seller Transaction Expenses, the amount owed to each payee as of the Closing Date.

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to each Seller, his, her or its Pro Rata Percentage of the Purchase Price, less the Escrow Amount, and the Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative to Buyer no later than two Business Days prior to the Closing Date;

(ii) pay, on behalf of the Company, to such account or accounts as the Company specifies to Buyer pursuant to the Estimated Closing Statement, the aggregate amount of the Estimated Indebtedness;

(iii) deposit the Escrow Amount, and the Adjustment Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, which will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement to secure the indemnification obligations of Sellers hereunder and be available in connection with certain adjustments to the Purchase Price under Section 2.05; and

(iv) deliver to the Company, the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement

(b) At the Closing, to the extent not previously delivered, each Seller shall deliver to Buyer:

(i) an assignment of the Purchased Interests held by such Seller to Buyer in the form of Exhibit D hereto (the “Assignment”), duly executed by such Seller; and

(ii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 2.05 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a certificate substantially in the form set forth in Exhibit C (the “Preliminary Closing Statement”), signed by the Buyer, which sets forth its calculation of Closing Working Capital.

(b) Sellers’ Representative shall have a period of thirty (30) days after the date she receives the Preliminary Closing Statement from Buyer to deliver to Buyer written notice of Sellers’ disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). Until the final determination of the Final Closing Statement, Buyer shall (i) permit Sellers’ Representative and her accountants to consult with Buyer’s accountants and (ii) provide to Sellers’ Representative and her accountants reasonable access during business hours and under reasonable circumstances to relevant books and records relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by Sellers’ Representative in connection with Sellers’ Representative’s review of the Preliminary Closing Statement. During the thirty (30) days following Buyer’s receipt of a Notice of Disagreement, Buyer and Sellers’ Representative shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Buyer and Sellers’ Representative shall prepare a final statement (the “Final Closing Statement”) setting forth the Closing Working Capital and the Net Working Capital Deficit, if any, in accordance with the agreement of Buyer and Sellers’ Representative.

(c) If Buyer and Sellers’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following Buyer’s receipt of such Notice of Disagreement (or such longer period as Buyer and Sellers’ Representative may mutually agree in writing), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) Grant Thornton or (ii) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized accounting firm mutually agreed upon by Buyer and Sellers’ Representative or, if Buyer and Sellers’ Representative cannot agree on an accounting firm within forty-five (45) days after timely delivery of a Notice of Disagreement, each of Buyer and Sellers’ Representative shall select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that neither presently is, nor in the past three years has been, engaged by either party or any Affiliate of such party. Grant Thornton, the accounting firm so agreed to by Buyer and Sellers’ Representative or the third accounting firm so selected by the two accounting firms is hereinafter referred to as the “Independent Accountant”. Buyer and Sellers’ Representative shall instruct the Independent Accountant to select one of its partners experienced in purchase price adjustment disputes to make a final determination of Net Working Capital and the Net Working Capital Deficit, if any, calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. Buyer and Sellers’ Representative shall instruct the Independent Accountant that, in resolving the items in the Notice of Disagreement that are still in dispute and in determining the Net Working Capital, the Independent Accountant shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers’ Representative, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement), and (iii) render a final resolution in writing to Buyer and Sellers’ Representative (which final resolution shall be requested by Buyer and Sellers’ Representative to be delivered not more than forty-five (45) days following submission of such disputed matters), which, absent manifest error, shall be final, conclusive and binding on the parties with respect to the Closing Working Capital and the Net Working Capital Deficit, if any. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer, on one hand, and Sellers, on the other hand.

(d) The Preliminary Closing Statement (as revised in accordance with clause (ii) or (iii) below, if applicable) shall become the Final Closing Statement and be final for the purposes of this Section 2.05 upon the earliest of (i) the failure of Sellers’ Representative to deliver a Notice of Disagreement to Buyer within thirty (30) days after Sellers’ Representative receives the Preliminary Closing Statement, (ii) the resolution of all disputes, pursuant to Section 2.05(b), by Buyer and Sellers’ Representative and (iii) the resolution of all disputes, pursuant to Section 2.05(c), by the Independent Accountant.

(e) Within five (5) Business Days following the determination of the Final Closing Statement, in accordance with Section 2.05(d), (i) if there is a Net Working Capital Deficit, then (A) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (I) make payment of an amount equal to the Net Working Capital Deficit from the Adjustment Escrow Amount to Buyer, and (II) if any funds remain of the Adjustment Escrow Amount, make payment of an amount equal to such remaining funds from the Adjustment Escrow Amount, to Sellers in accordance with each Seller’s Pro Rata Percentage of such remaining funds, and (B) if the Net Working Capital Deficit is greater than the Adjustment Escrow Amount, Sellers shall pay to Buyer an amount equal to the Net Working Capital Deficit minus the Adjustment Escrow Amount; (ii) if the Closing Working Capital is equal to the Estimated Closing Working Capital, then Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the entire Adjustment Escrow Amount to Sellers in accordance with each Seller’s Pro Rata Percentage of the Adjustment Escrow Amount; and (iii) if the Closing Working Capital is greater than the Estimated Closing Working Capital, then (A) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the entire Adjustment Escrow Amount to Sellers in accordance with each Seller’s Pro Rata Percentage of the Adjustment Escrow Amount and (B) no other payment shall be required. Buyer and Sellers agree that the Adjustment Escrow Amount shall not be the sole source of Buyer’s right to the Net Working Capital Deficit (if any), and that the Sellers shall be jointly and severally liable for any such shortfall.

(f) All payments required by Buyer under this Section 2.05 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Sellers’ Representative at least three (3) Business Days prior to the applicable payment date. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Atlanta time, on the later of (a) January 3, 2017 or (b) the date that is three (3) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Dentons US LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Notwithstanding the foregoing, the parties will endeavor in good faith to effectuate the Closing simultaneously in different locations to avoid the travel and additional expense of requiring all parties to be simultaneously located in the same place. In furtherance thereof, the parties will deliver, in escrow to their respective counsel and other appropriate parties, executed versions of all documents and things necessary to effect the Closing in such manner.

Section 2.07 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to such Seller hereunder.

Section 2.08 Purchase Price Allocation. The allocation of the Purchase Price shall be completed and mutually agreed by the Sellers’ Representative and Buyer by March 31, 2017 (the “Allocation Schedule”). The Allocation Schedule shall control for purposes of the information reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. The Parties agree to report this transaction for all federal, state or local income Tax purposes in a manner consistent with such Allocation Schedule, and shall not make any allocation or take any position which is contrary to such allocation. If any federal, state or Tax authority challenges the Tax treatment or purchase price allocation set forth on Allocation Schedule, the party receiving notice of such challenge shall give the other parties prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such Tax treatment and purchase price allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants, severally but not jointly, to Buyer, solely with respect to such Seller, that, except as set forth in the Schedules, the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. Such Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and any other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller (if such Seller is not an individual); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (c) require the consent, notice or other action by any Person under any material Contract to which such Seller is a party; or (d) result in the creation or imposition of any Encumbrance on any of the Purchased Interests owned by such Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Government Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.03 Ownership of Purchased Interests.

(a) Such Seller is the record owner of and has good and valid title to the Membership Interests set forth next to such Seller’s name on Schedule 3.03, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own such Seller’s portion of the Purchased Interests, free and clear of all Encumbrances.

(b) Except as set forth on Schedule 3.03, there are no outstanding or authorized options, profits interests, performance units, profit sharing, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company owned by such Seller or obligating such Seller to sell any membership interests (including such Seller’s portion of the Purchased Interests), or any other interest, in the Company.

Section 3.04 Legal Proceedings. There are no Actions pending or, to such Seller’s Knowledge, threatened (a) against or by such Seller affecting any of the Company’s properties or assets (or by or against such Seller or any Affiliate of such Seller and relating to the Company); or (b) against or by such Seller or any Affiliate of such Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To such Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RELATING TO THE COMPANY

The Principals represent and warrant, jointly and severally, to Buyer that, except as set forth in the Schedules, the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.01 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and, except as set forth on Schedule 4.01, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 4.02 Capitalization.

(a) The Membership Interests consists of 8,800,000 Common Units and 6,000,000 Series A Preferred Units. Of the Common Units, 2,800,313 Common Units are issued and outstanding, and 370,813 are reserved for an incentive pool, none of which are outstanding. Of the Series A Preferred Units, 2,926,202 Series A Preferred Units are issued and outstanding, and 3,073,798 Series A Preferred Units are reserved for Series A dividends. All outstanding Membership interests have been duly authorized, are validly issued, fully paid and non-assessable.

(b) All outstanding Membership Interests were issued in compliance with applicable Laws. The outstanding Membership Interests were not issued in violation of any Law, the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Except as set forth on Schedule 4.02, there are no outstanding units of the Company that constitute unvested units or that would otherwise be subject to a repurchase or redemption right.

(c) Except as set forth on Schedule 4.02, there are no outstanding or authorized options, profits interests, performance units, profit sharing, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating the Company to issue or sell any membership interests (including the Purchased Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. The Company has not granted to any Person any rights to acquire any equity of the Company. Except as set forth on Schedule 4.02, the Company has never adopted, sponsored or maintained any plan or agreement providing for equity compensation to any Person. There are no declared or accrued but unpaid distributions with respect to any units of the Company.

Section 4.03 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and any other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Schedule 4.04, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit materially affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Government Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.05 Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31st in each of the years 2013, 2014 and 2015 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Prior Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2016 and the related statements of income and retained earnings, members’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Prior Financial Statements, the “Financial Statements”) have been delivered to Buyer.

The Financial Statements have been prepared in accordance with GAAP (except as disclosed on Schedule 4.05) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP (except as disclosed on Schedule 4.05) applied on a consistent basis.

Section 4.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of the nature required to be recognized or disclosed on financial statements prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or adequately reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. Except as set forth on Schedule 4.06, the Company has no Indebtedness.

Section 4.07 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.07, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of any membership interests in the Company;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) entry into any Contract that would constitute a Material Contract;

(h) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the material assets of the Company, except in the ordinary course of business, or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible, other than a Permitted Encumbrance;

(p) (i) grant of any bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) materially increase the annual level of compensation of any employee, (iii) materially change in the terms of employment for any employee or any termination of any employees, or (iv) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(s) entry into a new line of business or abandonment or discontinuance of existing material lines of business;

(t) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(w) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08 Material Contracts.

(a) Schedule 4.08(a) lists each of the following Contracts of the Company (such Contracts, together with all Contracts listed or otherwise disclosed on Schedule 4.09 and all Company IP Agreements set forth on Schedule 4.11(b), being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without material penalty or without more than 90 days’ notice;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(iv) all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii) all Contracts with any Governmental Authority to which the Company is a party;

(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x) all Contracts with any Material Customer;

(xi) all collective bargaining agreements to which the Company is a party; and

(xii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or, to the Company’s Knowledge, is alleged to be in breach of or default under) in any material respect, or has provided or received any written or oral, notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company, or to the Company’s Knowledge, any other party, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

Section 4.09 Title to Assets; Real Property.

(a) Except as set forth on Schedule 4.09, the Company does not own and has never owned any Real Property. The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Financial Statements or leased or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business. Except as set forth on Schedule 4.09, all such properties and assets (including leasehold interests) are free and clear of Encumbrances, other than Permitted Encumbrances.

(b) Schedule 4.09 lists (i) the street address of each parcel of leased Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease for each leased property; and (iii) the current use of such property. Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.10 Condition and Sufficiency of Assets. The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property of the

Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Intellectual Property.

(a) Schedule 4.11(a) lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. Except as set forth in Schedule 4.11(a), all required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b) Schedule 4.11(b) lists all Company IP Agreements. Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Except as set forth in Schedule 4.11(b), neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth in Schedule 4.11(c), the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and the Company has the valid and continuing right to use all other material Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances. Without limiting the generality of the foregoing, except as set forth in Schedule 4.11(c), the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company Intellectual Property.

(d) Except as set forth in Schedule 4.11(d), the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted. The Company Intellectual Property and the Intellectual Property licensed to the Company under the Company IP Agreements comprise all of the Intellectual Property necessary and sufficient to enable the Company to conduct its business in the manner in which it is currently being conducted.

(e) Except as set forth in Schedule 4.11(e), the Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all commercially reasonable steps, customary for companies of the type and size of the Company, to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, and the business practices, products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. Except as set forth in Schedule 4.11(f), to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or, to the Knowledge of the Company, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h) The information technology systems of the Company, including the relevant software and hardware, are adequate for the Company’s business as presently conducted. The information technology systems of the Company have not suffered any material failure within the past two years and, and the Company has taken commercially reasonable steps customary for companies of the type and size of Company to secure against intrusion.

(i) Except as set forth in Schedule 4.11(i), no open source software or freeware has been incorporated into any product of the Company that would in any way limit the ability to make, use, or sell such product or that would diminish or transfer the rights of ownership in any owned Company Intellectual Property to a third party.

(j) The Company is in material compliance with all of its posted privacy policies; and any applicable Laws relating to personally identifiable information The Company has commercially reasonable technological and procedural measures in place to reasonably protect personal information collected against loss, theft and unauthorized access or disclosure and to the Knowledge of the Company there have been no security breaches or instances of compromised personal information.

Section 4.12 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to the reserve in the amount of $10,000 for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 120 days after billing.

Section 4.13 Customers. Schedule 4.13 sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 since May 1, 2015 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth on Schedule 4.13, no Material Customer has ceased, or, to the Company’s Knowledge, intends to cease after the Closing, to use the Company’s services or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.14 Insurance. Schedule 4.14 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 4.15(a), there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets; or (ii) against or by the Company or any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth on Schedule 4.15(a), to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Company or any of its properties or assets.

Section 4.16 Compliance With Laws; Permits. The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.16 lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.16.

Section 4.17 Environmental Matters.

(a) The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not, and no Seller has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) No real property currently or formerly operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. There are no active or abandoned aboveground or underground storage tanks on property leased or operated by the Company.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or the Company.

Section 4.18 Employee Benefit Matters.

(a) Schedule 4.18 contains a true and complete list of each pension, benefit, retirement, compensation, employment, profit-sharing, deferred compensation, employment, consulting, incentive, bonus, performance award, phantom equity or other equity, change-in-control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee or leased employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any material Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any material Liability, contingent or otherwise (each, a “Benefit Plan”). The Company has separately identified on Schedule 4.18 each Benefit Plan that contains a change in control provision.

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan delivered to employees of the Company during the three (3) most recently completed fiscal years; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is or was required to be filed, a copy of the most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) the most recent nondiscrimination test results performed under the Code, if any; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that, to the Company’s Knowledge, has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in all material respects and in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred and does not reasonably expect to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to material Liability under Section 4069 or Section 4212(c) of ERISA. No Benefit Plan is subject to Title IV of ERISA.

(e) Subject to the requirements under applicable Law, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing at any time, without material Liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Other than as required under Section 601 et. Seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any obligation to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan is the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) All current and former employees and leased employees, officers, managers, retirees, independent contractors and consultants of the Company (each a “Company Service Provider”) have been properly classified for purposes of participation and benefit accrual under each Benefit Plan, and each Company Service Provider that would or could be viewed as an employee of the Company or any of its ERISA Affiliates has been so classified. No Benefit Plan is a multiple employer plan within the meaning of Code Section 413(c) or Department of Labor Advisory Opinion 2012-03A, 2012-04A and related guidance under ERISA, or a multiemployer plan within the meaning of Code Section 414(f) or Section 3(37) of ERISA, and no Benefit Plan covers or benefits any individual who is not properly classified as an employee of the Company or an ERISA Affiliate.

(j) Except as otherwise disclosed on Schedule 4.18, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.19 Employment Matters.

(a) Schedule 4.19 contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 4.20 Taxes. Except as set forth on Schedule 4.20:

(a) (i) All material Tax Returns required to be filed by or on behalf of the Company have been duly filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of the Company have been fully and timely paid (whether or not shown on such Tax Returns). With respect to any period for which Tax Returns of or relating to the Company have not been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and on its books and records.

(b) The Company has not (i) granted an extension of or waived the statute of limitations for the assessment or collection of Taxes; (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not been filed; (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (iv) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company; (v) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that related to the Company.

(c) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or, to the Knowledge of the Company, investigations by any Taxing Authority in progress, nor has the Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(d) The Company has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and the deposit or remittance of any withheld Taxes.

(e) The Company is not a party to any Tax sharing agreement.

(f) The Company is not, nor has ever been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns with respect to Taxes, other than one or more such groups the parent of which is the Company. The Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than Taxes of the Company).

(g) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. The Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h) There is no taxable income of the Company that will be required under applicable Tax Laws to be reported by the Company for taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

(i) The Company has not, nor has ever had, a permanent establishment in any country other than the United States, or has engaged any activity creating any taxable presence in any country other than the US.

(j) The Company is properly classified, and has been properly so classified, since the date of its formation as a partnership for federal income Tax purposes and for purposes of corresponding provisions of state and local income Tax Law in all jurisdictions in which it is required to report its operations. None of the Company, any Seller or any Taxing Authority has taken a position inconsistent with such treatment. Neither the Company nor any Seller has made an election under Treas. Reg. Section 301.7701-3(b).

(k) The Company shall have in effect an election under Section 754 of the Code for the taxable year of the Company that includes the Closing Date.

(l) No written claim has ever been made by any jurisdiction in which the Company did not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

Section 4.21 Books and Records. The minute books of the Company have been made available to Buyer, and have been maintained in accordance with sound business practices since January 1, 2015. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books, in each case, since January 1, 2015. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, (a) (i) there are no and (ii) in the calendar year 2015, there were no Contracts or other transactions between the Company, on one hand, and any Seller, any Seller’s Affiliate, any officer or director or employee of the Company, or any immediate family member of a Seller (each, a “Related Party”), on the other hand, and (b) no Related Party owns any property or right, tangible or intangible, that is used by the Company or uses any Company property or right for personal purposes. No Related Party (1) owes any amount to the Company; (2) has any claim or cause of action against the Company; or (3) controls, owns any direct or indirect interest of any kind in, is a director, manager, officer, employee, or partner of, is a consultant to, is a lender to or borrower from, or has the right to participate in the profits of any Person that is a competitor, supplier, customer, landlord, tenant, creditor, or debtor of the Company. The Company does not owe any amount to any Related Party or has made or committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party.

Section 4.23 Full Disclosure. To the Company’s Knowledge, no representation or warranty by Sellers in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that, except as set forth in the Schedules, the statements contained in this Section 4.23 are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03 Investment Purpose. Buyer is an “accredited investor” within the meaning of Rule 501 and Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing or the termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Principals shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Principals shall use commercially reasonable efforts to:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any changes, events or conditions described in Section 4.07 (b)-(f), (h)-(j), and (l)-(w) to occur.

Section 6.02 Access to Information. From the date hereof until the Closing or the termination of this Agreement, the Principals shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, liabilities, premises, operation, tax records, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) use commercially reasonable efforts to instruct the Representatives of the Company to cooperate with Buyer and its Representatives in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Prior to the Closing, Buyer may contact any Material Customer of the Company, with the prior consent of Sellers’ Representative, which may not be unreasonably withheld, delayed or conditioned and, in such event, upon the request of Sellers’ Representative, the Sellers’ Representative shall be permitted to participate in such meeting.

Section 6.03 No Solicitation of Other Bids.

(a) From the date hereof until the Closing or the termination of this Agreement, Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by a Seller or his, her or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing or the termination of this Agreement, each of the parties shall promptly notify the other parties in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, the Company’s Knowledge, or Buyer’s Knowledge, as applicable, threatened against, relating to or involving or otherwise affecting any Seller, the Company, or Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or Section 5.06 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any party in this Agreement and shall not be deemed to amend or supplement the Schedules.

Section 6.05 Confidentiality. From and after the Closing, each Seller shall, and shall cause his, her or its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that a Seller can show that such information (a) is generally available to and known by the public through no fault of a Seller, any of his, her or its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of his, her or its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of his, her or its Affiliates or their respective

Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06 Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates and Representatives in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Each Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.04.

Section 6.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of any Seller reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, each Seller shall:

(i) retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c) Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.09 Public Announcements. Except as otherwise required by Law, the Sellers shall not, and shall cause their Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer shall, prior to making any press release, provide a draft of such press release to the Sellers’ Representative and Buyer and Sellers’ Representative shall consult with each other on the content of such press release to be issued.

Section 6.10 Release.

(a) Each Seller does hereby finally, unconditionally, irrevocably, and absolutely release, acquit, remise, and forever discharge the Company, its past and present officers, managers, and agents, each other Seller, the Buyer and its Affiliates (each, a “Released Party”) from all actions, causes of action, suits, claims, obligations, liabilities, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown (each, a “Claim,” and collectively, the “Claims”), which such Seller ever had, now has, or hereafter may have against a Released Party for or by reason of any matter or cause related to the Company occurring prior to the date hereof or the transactions contemplated hereby. Each Seller hereby irrevocably waives and covenants and agrees to forbear and refrain from, directly or indirectly, asserting any Claim, or commencing, instituting, or causing to be commenced or instituted, any legal, arbitral, or equitable proceeding of any kind (whether actual, asserted or prospective) against a Released Party, based upon any matter released pursuant to this Section 6.10. In furtherance of the foregoing, each Seller acknowledges and agrees that the aggregate amount due to him, her or it, as an equity holder of the Company and, if applicable, as a debt holder of the Company, as a result of the consummation of transactions contemplated hereby is the amount to be paid to such Seller pursuant to Section 2.04(a)(i). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement shall not impair or diminish any right of any Seller under, nor shall anything in this Section 6.10 operate as a release of any Claim that any Seller may have against any Person or be construed to restrict, limit, or prohibit any Seller from initiating or prosecuting any suit or making any Claim relating to (i) rights of such Seller expressly contemplated by the this Agreement or any Transaction Document (whether exercisable directly by such Seller or on the Seller’s behalf by the Sellers’ Representative, as the case may be) or (ii) any rights of such Seller to accrued and unpaid compensation of such Seller or rights under any Benefit Plan set forth on the Schedule 4.18.

(b) The Company does hereby finally, unconditionally, irrevocably, and absolutely release, acquit, remise, and forever discharge each Selling Fund from all Claims which the Company ever had, now has, or hereafter may have against any Selling Fund for or by reason of any matter or cause occurring prior to the date hereof. The Company hereby irrevocably waives and covenants and agrees to forbear and refrain from, directly or indirectly, asserting any Claim, or commencing, instituting, or causing to be commenced or instituted, any legal, arbitral, or equitable proceeding of any kind (whether actual, asserted or prospective) against any Selling Fund, based upon any matter released pursuant to this Section 6.10. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement shall not impair or diminish any right of the Company under, nor shall anything in this Section 6.10 operate as a release of any Claim that the Company may have against any Person or be construed to restrict, limit, or prohibit the Company from initiating or prosecuting any suit or making any Claim relating to rights of the Company expressly contemplated by the this Agreement or any Transaction Document.

Section 6.11 Waiver. Each Seller hereby waives his, her or its right of first refusal under Section 7.4 of the Existing Operating Agreement, drag-along right under Section 7.5 of the Existing Operating Agreement, and tag-along rights under Section 7.6 of the Existing Operating Agreement, with respect to the sale of the Purchased Interests by each Seller pursuant to this Agreement, as well as any vesting rights under any restricted unit grant agreement or management incentive unit grant agreement, and any other rights to acquire Membership Interests in the Company whether under the Existing Operating Agreement, any restricted unit agreement, any management incentive unit grant agreement, or otherwise. For the avoidance of doubt, the waiver in this Section 6.11 is a waiver of all such rights held by such Seller, whether as a holder of equity or a holder of convertible debt, and includes any right to notice, whether under the Existing Operating Agreement, any restricted unit grant agreement, any management incentive unit grant agreement, or otherwise. By executing this Agreement, each Seller agrees for himself, herself or itself and each of his, her or its affiliates not to sue, assert any claim or make any demand against Company or any other Seller alleging a breach or default by Company or any Seller of Sections 7.4, 7.5, or 7.6 of the Existing Operating Agreement or any restricted unit agreement or management incentive unit grant agreement.

Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.01 Tax Covenants.

(a) For federal income tax purposes, the transactions contemplated by this Agreement will constitute a “termination” of the Company in accordance with Code Section 708(b)(1)(B) and Treas. Reg. Section 1.708-1(b)(2), with the effect described in Treas. Reg. Section 1.708-1(b)(4). For the taxable year ending on the Closing Date, the Company shall make an election under Code Section 754 to adjust the basis of the Company’s assets under Code Section 743(b). The parties agree that the fair market value of the Company’s assets as of the Closing Date will be as set forth on the Allocation Schedule. The Company, Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

(b) Without the prior written consent of Buyer, the Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax relating to a Pre-Closing Tax Period resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, and agree to jointly and severally indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Sellers and 50% by Buyer when due. Sellers shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary), and the costs, fees, and expenses of such filings shall be borne equally by Buyer, on one hand, and Sellers, on the other hand.

(d) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Sellers’ Representative objects to any item on any such Tax Return, she shall, within five (5) days after delivery of such Tax Return, notify Buyer in writing that the Sellers’ Representative so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Sellers’ Representative are unable to reach such agreement within five (5) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within fifteen (15) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, the Sellers nor any Affiliate of a Seller and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall jointly and severally indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, and (f) any and all Taxes of any Related Party imposed on the Company for any reason. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall, jointly and severally, reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 7.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05 Contests. Within thirty days of its receipt thereof, Buyer agrees to give written notice to the Sellers’ Representative of the receipt of any notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII

(a “Tax Claim”) provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder, except and only to the extent that Sellers are actually prejudiced thereby. Sellers’ Representative shall control the contest or resolution of any Tax Claim that relates solely to a taxable period that ends on or prior to the Closing Date; provided, however, that Sellers’ Representative shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer. Buyer shall control the contest or resolution of any Tax Claim that relates to any taxable period beginning or ending after the Closing Date; provided, however, that Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 7.06 Cooperation and Exchange of Information. The Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.20 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.09 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Section 4.04, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers’ Representative, and no such consent, authorization, order and approval shall have been revoked.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 4.01, Section 4.02, and Section 4.03, the representations and warranties of Sellers contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.05, Section 4.01, Section 4.02, and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) The Sellers’ Representative shall have duly executed and delivered the Estimated Closing Statement to Buyer.

(d) All approvals, consents and waivers that are listed on Schedule 8.02(d) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to any Seller or the Company, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to any Seller or the Company.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by the Sellers’ Representative (in her capacity as Sellers’ Representative and not in her individual capacity), that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(g) Sellers shall have delivered to Buyer a payoff letter, in a form reasonably acceptable to Buyer, from each lender holding Indebtedness of Company, setting forth the aggregate amount of such Indebtedness outstanding as of the Closing Date and an agreement that, if such amount is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all liens held by such Lender affecting any property of the Company will be released.

(h) Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i) Sellers shall have delivered to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company set forth on Schedule 8.02(i).

(j) Sellers shall have delivered to Buyer an employee transition agreement, in the form reasonably agreed by the Sellers’ Representative and the Buyer, duly executed by Site-Info Corporation and the Company.

Section 8.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) The Company shall have received the Working Capital Note, in the form set forth on Exhibit E, duly executed by Buyer.

Section 8.04 Funds Flow Memorandum. Simultaneous with the Closing, Buyer and Sellers’ Representative shall execute and deliver a funds flow memorandum, which shall provide the details of the funds to be disbursed at Closing (the “Funds Flow Memorandum”).

Section 8.05 Signing Deliverables.

(a) Simultaneous with the execution hereof, Sellers’ Representative will deliver or cause to be delivered to Buyer the following, each of which shall be effective as of Closing:

(i) the Escrow Agreement, duly executed by the Sellers’ Representative;

(ii) an Assignment, duly executed by each Seller;

(iii) the Amended and Restated Operating Agreement of the Company, in the form mutually agreed by the parties thereto, duly executed by each of Robin Smith, Kenneth Knoll and the Company;

(iv) an employment agreement, in the form mutually agreed by the parties thereto, duly executed by each of Robin Smith and Kenneth Knoll;

(v) a non-competition agreement, in the form mutually agreed by the Sellers and the Buyer (the term of which shall be five years for each Principal and two years for each other Seller), duly executed by each Seller and the Company;

(vi) a release, confirmation and waiver of the right of first refusal, in the form mutually agreed by the Note Holder and Buyer, duly executed by each Note Holder who is not a Seller hereunder; and

(vii) resignations of the managers and officers of the Company pursuant to Section 8.02(i).

(b) Simultaneous with the execution hereof, Buyer will deliver to Sellers’ Representative the following, each of which shall be effective as of Closing:

(i) the Escrow Agreement, duly executed by Buyer;

(ii) the Amended and Restated Operating Agreement of the Company, in the form mutually agreed by the parties thereto, duly executed by Buyer; and

(iii) an employment agreement for each of Robin Smith and Kenneth Knoll, in the form mutually agreed by the parties thereto, duly executed by Buyer.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.20 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months from the Closing Date; provided, that (i) the Fundamental Representations shall survive indefinitely and (ii) Section 4.17 and Section 4.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article IX, after the Closing, Sellers shall, jointly and severally, indemnify and defend Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 4.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation (i) in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII, or (ii) in any non-competition agreement executed by any Seller or the Company); provided, however, with respect to any Loss incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement after Closing, the Sellers shall be severally liable for such Loss; provided, further, that with respect to any Loss incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any breach or non-fulfillment of any covenant, agreement or obligation in Section 6.01 or Section 6.02, the Principals shall be jointly and severally liable for such Loss;

(c) any Closing Indebtedness that remains unpaid after the Closing;

(d) any claim or action made or commenced by a Seller, a Note Holder or any current, former or alleged equityholder of the Company relating to any errors in the determination of any payments or disbursements set forth in the Estimated Closing Statement or the Funds Flow Memorandum; or

(e) the matters set forth on Schedule 9.02.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, after the Closing, Buyer shall indemnify and defend each Seller and his, her or its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $180,000 (the “Basket”), in which event Sellers shall be required to pay for all such Losses from the first dollar.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed $10,000,000.

(c) Notwithstanding the foregoing, (i) the limitations set forth in Section 9.04(a) and Section 9.04(b) with respect to the Basket shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation;

and (ii) none of the limitations set forth in Section 9.04(a) and Section 9.04(b) shall apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the representations and warranties set forth in Section 3.03.

(d) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense (except that the defense of such claim shall be tendered to the insurance carrier of the Buyer Insurance Policy if required under the Buyer Insurance Policy); provided, that if the Indemnifying Party is the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks primarily an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The attorney’s fees and expenses of such counsel for the Indemnified Party shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable attorney’s fees and expenses of counsel to the Indemnified Party, solely with respect to the matters described in (A) and (B) of this sentence, in each jurisdiction for which such counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b), and any consent required pursuant to the Buyer Insurance Policy, if applicable If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06 Payments. All indemnifiable Losses under Section 9.02(a) of this Agreement to be paid to a Buyer Indemnitee shall be paid: (A) first, by release to such Buyer Indemnified Party from the Escrow Amount of the amount equal to the lessor of (i) such amount and (ii) the full amount of Escrow Amount then remaining and (B) then shall be recovered solely against the Buyer Insurance Policy in accordance with the procedures and subject to the limitations set forth therein. The aforementioned sentence shall be Buyer Indemnitees’ sole recourse for indemnifiable Losses under Section 9.02(a). All other indemnifiable Losses under this Agreement (other than those Losses under Section 9.02(a)) to be paid to a Buyer Indemnitee shall be paid first from the Escrow Amount and then in cash in immediately available funds.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate; provided that, prior to the Closing, if an Indemnified Party or any of its Representatives know that any representation or warranty is, was or might be inaccurate, such Indemnified Party shall promptly give written notice to the Indemnifying Party of such inaccuracy.

Section 9.09 Exclusive Remedies. Subject to Section 11.11, after the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from a breach of Section 6.11 or fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII (with respect to Tax matters) and this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any injunctive or other equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. For the avoidance of doubt, to the extent that a Loss is included in the Final Closing Statement, Buyer may not recover duplicate amounts for such Loss pursuant to this Article IX.

Section 9.10 Mitigation of Losses. In all situations arising out of this Agreement, the Indemnified Party to the extent required by Law shall use commercially reasonable efforts to avoid and minimize the Losses arising out of, based upon, attributable to, or resulting from the matters referred to in Section 9.02 or Section 9.03, as applicable, and the Indemnifying Party shall not be required to indemnify, defend, or hold harmless any Indemnified Party for any Losses that would reasonably be expected to have been avoided if such required efforts had been made. The Indemnifying Party shall reimburse the Indemnified Party for any actual out-of-pocket costs and expenses incurred by the Indemnified Party in connection with avoiding or minimizing such Losses.

Section 9.11 Insurance. Notwithstanding anything to the contrary contained in this Agreement, the amount of any Losses for which indemnification is provided under this Article IX shall be reduced by any amounts actually received by the Indemnified Party seeking indemnification under this Article IX under insurance policies (other than self-insurance arrangements) with respect to such Losses, net of the costs of collection of such insurance proceeds, any deductibles, retrospective premium adjustments, and similar changes. Notwithstanding the foregoing or Section 9.10, the Indemnified Party shall use commercially reasonable efforts to recover from its insurance policies, but shall have no obligation to do so.

Section 9.12 Escrow Amount. The Escrow Amount shall be disbursed as described in this Section 9.12 and the Escrow Agreement, and Sellers’ Representative and Buyer shall direct the Escrow Agent and take such other actions as are reasonably required to cause such funds to be disbursed in accordance with the terms of this Agreement. As set forth in Section 9.06, Buyer shall be entitled to receive from the Escrow Amount any indemnifiable Losses to which Buyer is entitled under this Agreement. Subject to Buyer’s right to make a claim pursuant to this Article IX and the Escrow Agreement, Sellers’ Representative and Buyer shall (1) on the date that is fifteen (15) months following the Closing Date, direct the Escrow Agent to disburse Sellers an amount equal to $800,000, less any amounts paid to any Buyer Indemnitee prior to such date from the Escrow Amount and less any pending but unresolved claims against the Escrow Amount and, (2) on the date that is twenty four (24) months following the Closing Date (the “Escrow Disbursement Date”), disburse the then remaining Escrow Amount to Sellers; provided however, if Buyer has made a claim under this Article IX prior to the Escrow Disbursement Date and such claim has not been resolved prior to the Escrow Disbursement Date, Sellers’ Representative and Buyer shall direct the Escrow Agent to (i) disburse an amount equal to the excess of the then remaining Escrow Amount over the amount of Losses set forth in such claim to Sellers on the Escrow Disbursement Date and (ii) retain the remaining portion of the Escrow Amount until resolution of the open claim.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers’ Representative and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty,

covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) Business Days of Sellers’ Representative’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes impossible for any of such conditions to be, fulfilled by January 31, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers’ Representative by written notice to Buyer if:

(i) no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) Business Days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes impossible for any of such conditions to be, fulfilled by January 31, 2017, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by him, her or it prior to the Closing; or

(d) by Buyer or Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article X and Section 6.05 and Article XI hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers, to the Sellers’ Representative:	Robin Smith 717 Aberdeen Rd. Edmond, Oklahoma 73025
	E-mail:	robin@wegolook.com

with a copy to:	McAfee & Taft A Professional Corporation 10th Floor, Two Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102
	Attention:	Spencer W. Haines and Joshua D. Smith
	E-mail:	spencer.haines@mcafeetaft.com; josh.smith@mcafeetaft.com

If to Buyer:	Crawford Innovative Ventures, LLC 1001 Summit Blvd. Atlanta, Georgia 30319
	Attention:	Legal Department
	E-mail:	legal@us.crawco.com

with a copy to:	Dentons US LLP 303 Peachtree Street NE, Suite 5300 Atlanta, Georgia 30308
	Attention:	Wayne Bradley
	E-mail:	wayne.bradley@dentons.com

Section 11.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer may not assign its rights or obligations hereunder without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed. No Seller may assign its rights or obligations hereunder without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08 No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MISSOURI IN EACH CASE LOCATED IN THE COUNTY OF JACKSON AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13 Sellers’ Representative.

(a) By executing and delivering this Agreement, each Seller irrevocably authorizes and appoints Robin Smith (the “Sellers’ Representative”) as such Sellers’ representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Sellers’ Representative pursuant to this Agreement or the Escrow Agreement.

(b) Buyer shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from Sellers’ Representative shall constitute notice to or from each of the Sellers. Any decision or action by Sellers’ Representative hereunder, including any agreement between Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or any Seller, or by operation of Law.

(c) The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by Robin Smith (“Smith”); provided, however, in no event shall Sellers’ Representative resign or be removed without Smith having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by Smith.

(d) All expenses incurred by Sellers’ Representative in connection with the performance of its duties as Sellers’ Representative shall be borne and paid exclusively by Sellers, subject to any indemnification rights against Buyer. All of the indemnities, immunities, and powers granted to Sellers’ Representative under this Agreement shall survive the termination of this Agreement.

(e) Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. Sellers shall indemnify Sellers’ Representative and hold Sellers’ Representative harmless against any Loss incurred by Sellers’ Representative without gross negligence or bad faith on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Sellers’ Representative.

Section 11.14 Continuing Representation. The parties acknowledge and agree that prior to the Closing, McAfee & Taft A Professional Corporation (“Sellers’ Counsel”) has represented Sellers and the Company. Sellers’ Counsel (or any successor) may serve as counsel to Sellers or any director, member, partner, officer, employee, or Affiliate of any Seller, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate that it controls to consent to waive any conflict of interest arising from such representation. Without limiting the generality of the foregoing, if subsequent to the Closing any dispute arises relating in any manner to this Agreement or any other agreement between a Seller or Sellers on one hand and Buyer or its Affiliates (including the Company) on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to Sellers’ Counsel’s representation of such Seller or Sellers in such Dispute. As to any privileged attorney client communications between Sellers’ Counsel and any Seller or any officer, director, manager, or partner of any Seller or the Company prior to the Closing Date relating exclusively to the transactions contemplated hereby (collectively, the “Privileged Communication”), Buyer and the Company together with any of their respective Affiliates, subsidiaries, successors, or assigns, agree that such Privileged Communication shall be retained by and shall be controlled by Sellers.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

MATHEW M. SMITH / ROBIN SMITH, INDIVIDUALS

By:	/s/ M. M. Smith
Name:	Mathew M. Smith

By:	/s/ Robin Smith
Name:	Robin Smith

JOHN KARL BALDISCHWILER, INDIVIDUAL

By:	/s/ J. K. Baldischwiler
Name:	John Karl Baldischwiler

OKLAHOMA SEED CAPITAL FUND, LLC

By:	/s/ Scott Meacham
Name:	Scott Meacham
Title:	President & CEO, i2E, Inc.

I2E ACCELERATE OKLAHOMA, LLC

By:	/s/ Scott Meacham
Name:	Scott Meacham
Title:	President & CEO, i2E, Inc.

ANGEL INVESTING GROUP LLLP,
P. BRIAN SMITH CAPITAL CORP. G.P.

By:	/s/ Philip B. Smith
Name:	Philip B. Smith

[Signature Page to Membership Interest Purchase Agreement]

ANGEL CAPITAL ENTREPRENEUR FUND 2, LLC

By:	/s/ David W. Berkus
Name:	David W. Berkus
Title:	Managing Director

JOHN GIBBS, INDIVIDUAL

By:	/s/ John Gibbs
Name:	John Gibbs

MAX DOLEH, INDIVIDUAL

By:	/s/ Max Doleh
Name:	Max Doleh

KENNETH KNOLL, INDIVIDUAL

By:	/s/ Kenneth Knoll
Name:	Kenneth Knoll

SCOTT KLOSOSKY, INDIVIDUAL

By:	/s/ Scott Klososky
Name:	Scott Klososky

GREG STARLING, INDIVIDUAL

By:	/s/ Greg Starling
Name:	Greg Starling

[Signature Page to Membership Interest Purchase Agreement]

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CLORESSIA INMAN, INDIVIDUAL

By:	/s/ Cloressia Inman
Name:	Cloressia Inman

TINA BARKLEY, INDIVIDUAL

By:	/s/ Tina Barkley
Name:	Tina Barkley

RAQUEL MORENO, INDIVIDUAL

By:	/s/ Raquel Moreno
Name:	Raquel Moreno

STEPHANIE RHOADS, INDIVIDUAL

By:	/s/ Stephanie Rhoads
Name:	Stephanie Rhoads

BRIAN CLUBB, INDIVIDUAL

By:	/s/ Brian Clubb
Name:	Brian Clubb

BUYER:

CRAWFORD INNOVATIVE VENTURES, LLC

By:	/s/ H.V. Agadi
Name:	Harsha Agadi
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

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By signing hereunder, the undersigned agrees to guarantee the obligations of Crawford Innovative Ventures, LLC under this Agreement:

CRAWFORD & COMPANY

By:	/s/ W. Bruce Swain, Jr.
Name:	W. Bruce Swain, Jr.
Title:	Executive Vice President & Chief Financial Office

[Signature Page to Membership Interest Purchase Agreement]

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